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                                                                   Exhibit 10.20






                           BURLINGTON NORTHERN INC.

                     NONQUALIFIED 401(k) RESTORATION PLAN

                           Effective January 1, 1994

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                           BURLINGTON NORTHERN INC.

                     NONQUALIFIED 404(k) RESTORATION PLAN
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                                   Section 1
                                    PURPOSE
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          1.1 Purpose. The purpose of this Plan is to restore to the executives of Burlington Northern Inc. (the "Company") and its subsidiaries certain matching contributions disallowed under the Burlington Northern Inc. Thrift and Profit Sharing Plan I, as amended and restated effective January 1, 1989 (the "Thrift and Profit Sharing Plan"), because of the limitations on qualified retirement plans imposed by the Internal Revenue Code of 1986, as amended (the "Code"). This Plan is intended to be an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.

                                   Section 2

                                ADMINISTRATION
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          2.1 Management Committee. The Plan shall be administered by a management committee (the "Management Committee") consisting of the Chief Executive Officer and such other senior officers as he or she shall designate. Subject to the Compensation and Nominating Committee of the Company's Board of Directors (the

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"Board"), the Management Committee shall interpret the Plan, prescribe, amend and rescind rules relating to it, select eligible Participants, and take all other actions necessary for its administration, which actions shall be final and binding upon all Participants. No member of the Management Committee shall vote on any matter that pertains solely to himself or herself.

                                   SECTION 3

                                 PARTICIPANTS
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          3.1 Participants. The Management Committee shall determine and designate the executives of the Company and its subsidiaries who are eligible to receive restoration contributions under the Plan (the "Participants"). Participants, in general, will be limited to those executives who are eligible to participate in the Thrift and Profit Sharing Plan. Directors of the Company who are full-time executives of the Company shall be eligible to participate in the Plan.

                                   SECTION 4

                          CONTRIBUTIONS AND PAYMENTS
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          4.1 Restoration Contributions.

               (a) Subject to Subsection 4.1(c), the Company shall

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credit minimum restoration contributions in the amount specified below on behalf of each Participant as frequently and for such periods as minimum matching contributions are made on behalf of participants in the Thrift and Profit
Sharing Plan. Any conditions imposed upon the making of minimum matching contributions under the Thrift and Profit Sharing Plan shall also be imposed upon the crediting of minimum restoration contributions under this Plan. Such minimum restoration contributions shall be equal to 2.1 percent (or, if the Thrift and Profit Sharing Plan is subsequently amended in a manner that acts to increase, reduce, or otherwise modify the applicable matching or limitation percentages for minimum matching contributions, a percentage equal to the product of the applicable matching and limitation percentages, as modified) of the Participant's compensation (as defined and limited in Section 5.2) for the period for which the minimum restoration contribution is made.

               (b) Subject to Subsection 4.1(c), the Company may also credit additional contributions after the end of any Plan Year (as that term is defined in the Thrift and Profit Sharing Plan) in an amount equal to 1.2 percent or 2.4 percent (or, if the Thrift and Profit Sharing Plan is subsequently amended in a manner that acts to increase, reduce, or otherwise modify the applicable matching or limitation percentages for additional matching contributions, the percentages equal to the products of the applicable matching and limitation percentages, as modified) of the Participant's compensation (as defined and limited in Section 5.2)
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for the Plan Year. Any standards or conditions imposed upon the making of additional matching contributions under the Thrift and Profit Sharing Plan shall also be imposed upon the crediting of additional restoration contributions under this Plan.

               (c) Notwithstanding Subsections 4.1(a) and 4.1(b), restoration contributions may be credited only if and to the extent that the Company and its Affiliates have current or accumulated profits, as determined in accordance with the Company's accounting records.

          4.2 Memorandum Account. The Company shall establish a ledger account (the "Memorandum Account") for each Participant, for the purpose of reflecting the Company's obligation to pay restoration contributions as provided in Section 4.4.
               (a) The minimum restoration contributions described in Subsection 4.1(a) shall be credited to the Memorandum Account of each Participant on whose behalf they are made as of the same dates that minimum matching contributions are credited to the accounts of participants in the Thrift and Profit Sharing Plan. The additional restoration contributions described in Subsection 4.1(b) shall be credited to the Memorandum Account of each Participant on whose behalf they are made as of the same dates that additional matching contributions are credited to the accounts of participants in the Thrift and Profit Sharing Plan.

               (b) Interest shall accrue on the restoration contributions to the date of distribution, and shall be credited to a Participant's Memorandum Account at the end of each calendar quarter or such other periods as may be determined by the
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Management Committee. The Management Committee shall determine the rate of interest periodically.

          4.3 Discretionary Investment by Company. The restoration contributions to be paid to the Participants are an unfunded obligation of the Company. The Management Committee may annually direct that an amount equal to the restoration contributions for that year shall be invested by the Company as the Management Committee, in its sole discretion, shall determine. The Management Committee may in its sole discretion determine that all or some portion of an amount equal to the restoration contributions shall be paid into a grantor trust established by the Company of which it is the beneficiary, and the assets of which it shall become entitled as and to the extent that Participants receive benefits under this Plan. The Management Committee may designate an investment advisor to direct investments and reinvestment of the funds, including investment of any grantor trusts hereunder.

          4.4 Payment of Memorandum Account. Within sixty (60) days following the earliest to occur of the retirement, death, permanent disability, resignation, or termination of employment of a Participant, the Participant (or his or her Beneficiary in the case of his or her death) shall irrevocably elect to have the balance of his or her Memorandum Account, plus interest (at a rate determined by the Management Committee pursuant to Section 4.2) on the outstanding account balance to the date of distribution paid to him or her as follows:

               (a) in a lump sum cash payment; or
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               (b) in periodic, annual installments over a period of two (2) or ten (10) years.

          Payments shall commence or be made in January of the year following the Participant's retirement, death, permanent disability, resignation, or termination of employment, provided that with respect to a Participant who retires on January 1, the Management Committee, in its sole discretion, may direct that payment shall commence or be made on the December 31 preceding the retirement date, on the January 31 following the retirement date or in January of the year following retirement; and provided further that the Management Committee, in its sole discretion, may direct payments to commence in the year of a Participant's retirement, death, resignation, termination, or permanent disability.

          4.5 Acceleration of Payment of Memorandum Account. The Management Committee, in its sole discretion, may accelerate the payment of the unpaid balance of a Participant's Memorandum Account upon its determination that the Participant (or his Beneficiary in the case of his death) has incurred a severe and unexpected financial hardship. Such accelerated payment shall not exceed the amount necessary to relieve such hardship. The Management Committee in making its determination may consider such factors and require such information as it deems appropriate.

                                   SECTION 5

                              GENERAL PROVISIONS
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          5.1 Unfunded Obligation. The amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments including trust investments which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or memorandum accounts shall not create or constitute a trust or a fiduciary relationship between the Management Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.

          5.2 Compensation.

               (a) The term "compensation" means the sum of the amounts described in Paragraphs (1) and (2) below:

               (1) The Participant's compensation (as that term is defined in the Thrift and Profit Sharing Plan); provided, however, that no amount shall be taken into account under this Paragraph (1) until the period in which the Participant's Compensation for the Plan Year exceeds $150,000 (or such larger amount as may be permitted for any Plan Year under Code section
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     401(a)(17)) (the "401(a)(17) Limit"), and then only to the extent the
     Participant's Compensation for the Plan Year exceeds the 401(a)(17) Limit. Once taken into account during a period for purposes of determining minimum restoration contributions under Subsection 4.1(a), an amount shall not thereafter be taken into account under this Paragraph (1) for purposes of determining minimum restoration contributions in succeeding periods.

               (2) Any amounts provided to a Participant by the Company, whether salary, bonuses, or other incentive pay, the current receipt of which, at the election of the Participant, is deferred to a succeeding Plan Year under a nonqualified deferred compensation arrangement maintained by the Company; provided, however, that no such amounts shall again be taken into account under Subsection 5.2(a) in any succeeding Plan Year.

               (b) Bonuses or other incentive pay that are paid or payable to a Participant during a Plan Year with respect to a Participant's performance (or the Company's performance) for a preceding Plan Year shall not be taken into account under Subsection 5.2(a) for the Plan Year in which paid or payable, but instead shall be taken into account under Subsection 5.2(a) as of the last day of the preceding Plan Year to which such bonuses or other incentive pay relate.

          5.3 Beneficiary. The term "Beneficiary" shall mean the person or persons to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant's death. The designation shall be on a form provided by the Management
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Committee, executed by the Participant, and delivered to the Committee. A
Participant may change his beneficiary designation at any time. If no beneficiary is designated, the designation is ineffective, or in the event the Beneficiary dies before the balance of the Memorandum Account is paid, the balance shall be paid to the Participant's spouse, or if there is no surviving spouse, to his or her lineal descendants, pro rata, or if there is no surviving spouse or lineal descendants, to the Participant's estate (unless the Management Committee for a given year has designated investment in an annuity, in which case the payment options selected by the Participant with respect thereto shall govern).

          5.4 Permanent Disability. For purposes of the Plan, a permanent disability shall mean a disability which would qualify a Participant to receive benefits under the Burlington Northern Inc. Long Term Disability Plan (after satisfying the elimination period thereunder) as now or hereafter in effect.

          5.5 Incapacity of Participant or Beneficiary. If the Management Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person whom the Committee has determined has incurred
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expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

          5.6 Nonassignment. The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

          5.7 No Right to Continued Employment. Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Company or a subsidiary, nor interfere in any way with the right of the Company or a subsidiary to terminate the employment of such Participant at any time without assigning any reason therefor.

          5.8 Withholding Taxes. Appropriate payroll taxes shall be withheld from cash payments made to Participants pursuant to this Plan and, as necessary, from restoration contributions by the Company that otherwise would have been credited to Participants' Memorandum Accounts under the Plan.

          5.9 Termination and Amendment. The Compensation and Nominating Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Committee may reinstate any or all of its provisions. The Management Committee may amend the Plan provided that it may not suspend or terminate the Plan, substantially increase the administrative cost of the Plan or the
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obligations of the Company, or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination may impair the right of a Participant or his designated Beneficiary to receive the restoration contributions credited prior to the later of the date of adoption or the effective date of such amendment, suspension or termination.

          5.10 Applicable Law. The Plan shall be construed and governed in accordance with the laws of the State of Texas.